Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Frequency Therapeutics, Inc. of our report dated July 18, 2019, except with respect to the matters discussed in Notes 20a, 20b and 20c, as to which the date is September 20, 2019, relating to the consolidated financial statements of Frequency Therapeutics, Inc. and its subsidiaries, appearing in the Registration Statement (No. 333-233652) on Form S-1, as amended and related prospectus of Frequency Therapeutics, Inc.

/s/ RSM US LLP

Boston, Massachusetts

October 7, 2019